UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

BIOGOLD FUELS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	333-138869	20-5609647
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Century Park East, Suite 600 Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 556-0025

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve known or unknown risks, uncertainties and other factors which may cause BioGold Fuels Corporation (“BioGold” or the “Company”) actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe BioGold future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections of other expectation included in any forward-looking statements will come to pass. BioGold actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, BioGold undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 18, 2008, BioGold entered into a Resources Recovery System Agreement with Harvey County, Kansas. Pursuant to the Agreement, BioGold, through its wholly owned subsidiary BioGold Fuels Kansas, LLC, will manage, operate and pay all costs for the processing and disposal of all incoming nonhazardous solid waste and tires generated within Harvey County except for construction and demolition waste, separated brush and tree debris, separated food waste, separated household hazardous waste, separated nonhazardous special waste and separated recyclables. Harvey County will pay BioGold a “tipping fee” of $35.00 per ton of waste processed by BioGold pursuant to the agreement. Harvey County estimates that the total amount of waste to be delivered to BioGold by Harvey County will be at least 33,530. The agreement provides for the tipping fee to be redetermined by good faith negotiations every five years. If the parties are unable to negotiate a new tipping fee at the end of any five year period, the new tipping fee will be based on the average tipping fee for waste disposal of comparable landfills in neighboring counties, plus 29.6% of such average. BioGold is permitted to process waste from other sources during the term of the agreement provided that waste from Harvey County is given first priority.

As part of the agreement, BioGold is required to construct a 50,000 square foot resource recovery system facility. This facility will be built on approximately 32 acres of land that is leased by Harvey County to BioGold. The lease is part of the Agreement and also gives BioGold the right to use an existing transfer station and eleven (11) pieces of waste processing and hauling equipment and vehicles from Harvey County. BioGold is required to pay Harvey County one dollar ($1.00) per year for the leased land, equipment, and transfer station. BioGold is responsible to maintain and, if necessary, replace the leased equipment

Commencing at the end of the fifth year of the term, BioGold is required to pay Harvey County on an annual basis 5% of the net profit from sales of whatever product or energy is generated by BioGold on the leased real estate.

The term of the agreement is 30 years with one 10 year renewal option exercisable by BioGold with 3 additional ten year renewal options exercisable by mutual agreement of the parties. The agreement may be terminated by Harvey County upon 30 days notice in the event BioGold is unable to obtain or maintain any governmental permit necessary for the construction and operation of the Resource Recovery System Facility.

A copy of the agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On August 20, 2008, we issued the press release attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

No.	Description

10.1	Resource Recovery System Agreement dated August 18, 2008, between BioGold Fuels Corporation and Harvey County, Kansas

99.1	Press Release dated August 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOGOLD FUELS CORPORATION

Date: August 20, 2008

By: /s/ CHRIS BARSNESS
Chris Barsness
Chief Financial Officer